Exhibit 99

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

Hanger Orthopedic Group Reports Fourth Quarter 2011 Diluted EPS of $0.52

Establishes Diluted EPS Guidance of $1.72 to $1.79 for 2012.

Austin, Texas,  February 8, 2012— Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $248.1 million for the quarter ended December 31, 2011, an increase of $21.6 million, or 9.5%, from $226.5 million for the fourth quarter of 2010.  Diluted earnings per share were $0.52 for the fourth quarter of 2011 compared to $0.02 in the same period in 2010.  Adjusted diluted earnings per share, which excludes the costs to relocate the Company’s corporate headquarters, costs related to acquisitions and costs related to the 2010 refinancing, increased by 3.8% to $0.54 for the fourth quarter of 2011 compared to $0.52 for the fourth quarter of 2010.  Adjusted diluted earnings per share include $0.04 and $0.06 in one-time tax benefits for the quarter ended December 31, 2011 and 2010, respectively.

The $21.6 million increase in sales for the fourth quarter of 2011 was the result of a $10.0 million increase from the Therapeutic Solutions segment, principally from the acquisition of Accelerated Care Plus (“ACP”); a $6.3 million increase due to acquisitions in the Patient Care Services segment; a $4.4 million, or 2.2%, increase in same-center sales in the Patient Care Services segment; and a $0.9 million, or 3.9%, increase in sales in the Distribution segment.  Income from operations for the quarter was $34.3 million compared to $25.7 million in 2010.  Excluding the headquarters relocation and acquisition costs, adjusted income from operations increased 7.5%, or $2.4 million, to $35.2 million for the three months ended December 31, 2011. The increase in adjusted income from operations was principally a result of an increase of $1.4 million from the Therapeutic Solutions segment, primarily from the acquisition of ACP, and a $1.1 million increase in the Patient Care Services segment.

Net sales increased 12.4%, or $101.2 million, to $918.5 million for the year ended December 31, 2011 from $817.4 million for 2010.  The sales increase was driven principally by a $57.4 million increase in the Therapeutic Solutions segment, resulting primarily from the acquisition of ACP; a $20.5 million increase due to acquisitions in the Patient Care Services segment; a $18.4 million, or 2.6%, increase in same-center sales in the Patient Care Services segment; and a $4.9 million, or 5.1%, increase in sales in the Distribution segment.  As a percentage of sales, adjusted income from operations increased by 30 basis points from the prior year, with 20 basis points attributable to the acquisition of ACP and the remainder to the core business.  Diluted earnings per share were $1.61 for 2011 compared to $0.65 in 2010.  Excluding the headquarters relocation, acquisition costs, and costs related to the 2010 refinancing, adjusted diluted earnings per share increased $0.22, or 15.5%, to $1.64 for 2011 from $1.42 in 2010.  Adjusted diluted earnings per share include one-time tax benefits of $0.05 and $0.06 in 2011 and 2010, respectively.

The Company generated $61.8 million in cash flows from operations during the year ended December 31, 2011 compared to $54.2 million for 2010 and invested $28.1 million in new capital additions.  During 2011 the Company acquired eight companies comprised of 21 patient care services centers for an aggregate purchase price of approximately $24.9 million, including $14.1 million in cash and $10.8 million in unsecured notes and earn-outs to be paid over the next four years.  These 21 acquired patient care centers are expected to generate approximately $28.0 million in annualized revenues.  As of December 31, 2011, the Company had $139.5 million in total liquidity, which included $42.9 million of cash and $96.6 million, net of $3.4 million in letters of credit, available under its revolving credit facility.  The Company’s leverage ratio, as defined in its credit facilities, improved to approximately 3.0 at December 31, 2011.

“We are pleased to achieve a 15.5% increase in adjusted earnings per share for 2011 in a challenging economic environment that included continued high unemployment, flat Medicare pricing as well as reductions in Medicaid reimbursement in our Patient Care Services segment and a reduction in Medicare reimbursement for skilled nursing facilities, which indirectly impacted our Therapeutic Services segment,” commented Thomas F. Kirk, Chief Executive Officer of Hanger Orthopedic Group.  “These challenges were primarily responsible for fourth quarter growth rates below those achieved for the full year.  We expect some improvement in the operating environment for 2012, especially for our Patient Care Services segment.  We also expect certain of these challenges to continue, and we have put action plans and teams in place to address these conditions.”  Mr. Kirk concluded, “We thank our employees for their dedicated performance in 2011 and look forward to continued growth in revenues and earnings for 2012.”

The Company expects full year 2012 revenues between $970 million and $990 million resulting from a comparable store sales growth in our Patient Care Services and Distribution segments of 3% to 5%. We expect flat to slightly higher revenues in our Therapeutic Services segment for the year, with sales in the first half of the year down then trending up the second half as the rate of new contracts accelerates. The Company anticipates diluted earnings per share between $1.72 and $1.79 excluding approximately $2.8 million in one-time, pretax costs which are primarily training costs related to the implementation of Janus, the Company’s new practice management and billing system. As in past years, the Company’s goal is to increase operating margins by twenty to forty basis points. The Company anticipates generating cash flow from operations between $70 million and $80 million in 2012 and investing a total of $40 million to $50 million in capital additions.  During 2012 the Company will continue its acquisition program with a goal of closing acquisitions that total approximately $20 million in annualized revenues.

A conference call to discuss these results is scheduled to begin at 9:00 a.m., EST, on Thursday, February 9, 2012. Those wishing to participate should call 1-877-312-5846. In addition, a replay will be available until Thursday, February 16, 2012, by dialing 1-855-859-2056 and referencing Conference ID # 42026980.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider of services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers, with in excess of 700 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation, serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger Orthopedic Group, Inc

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Income Statement:
Net sales	$248,088	$226,505	$918,539	$817,379
Cost of goods sold - materials	71,693	67,789	267,677	247,565
Personnel costs	80,736	74,666	322,765	284,095
Other operating expenses	52,317	45,706	178,335	163,673
Relocation expenses	495	2,224	1,185	16,444
Acquisition expenses	412	4,850	781	5,414
Depreciation and amortization	8,117	5,568	30,969	18,809
Income from operations	34,318	25,702	116,827	81,379
Interest expense	7,855	7,656	31,821	30,340
Extinguishment of debt	—	13,985	—	13,985
Loss from interest rate swap	—	1,610	—	1,610
Income before taxes	26,463	2,451	85,006	35,444
Provision for income taxes	8,500	1,706	29,987	14,009
Net income	$17,963	$745	$55,019	$21,435

Basic Per Common Share Data:
Net income	$0.53	$0.02	$1.64	$0.66
Shares used to compute basic per share amounts	33,745,397	32,662,351	33,544,813	32,238,401

Diluted Per Common Share Data:
Net income	$0.52	$0.02	$1.61	$0.65
Shares used to compute diluted per share amounts	34,260,030	33,434,044	34,220,256	32,888,305

Reconciliation of GAAP financial measures to Non-GAAP financial measures

Income from Operations	$34,318	$25,702	$116,827	$81,379
Relocation expenses	495	2,224	1,185	16,444
Acquisition expenses	412	4,850	781	5,414
Adjusted Income from Operations	$35,225	$32,776	$118,793	$103,237

Net income	$17,963	$745	$55,019	$21,435
Relocation expenses	495	2,224	1,185	16,444
Acquisition expenses	412	4,850	781	5,414
Extinguishment of debt expenses	—	13,985	—	13,985
Loss from interest rate swap	—	1,610	—	1,610
Tax effect of adjustments	(354)	(5,910)	(767)	(12,316)
Adjusted net income	$18,517	$17,504	$56,218	$46,572

Adjusted net income per diluted share	$0.54	$0.52	$1.64	$1.42

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	28.9%	29.9%	29.1%	30.3%
Personnel costs	32.5%	33.0%	35.1%	34.8%
Other operating expenses	21.1%	20.2%	19.4%	20.0%
Relocation expenses	0.2%	1.0%	0.1%	2.0%
Acquisition expenses	0.2%	2.1%	0.1%	0.7%
Depreciation and amortization	3.3%	2.5%	3.4%	2.3%
Income from operations	13.8%	11.3%	12.8%	9.9%
Interest expense	3.2%	3.4%	3.5%	3.7%
Extinguishment of debt	0.0%	6.2%	0.0%	1.7%
Loss from interest rate swap	0.0%	0.7%	0.0%	0.2%
Income before taxes	10.6%	1.0%	9.3%	4.3%
Provision for income taxes	3.4%	0.8%	3.3%	1.7%
Net income	7.2%	0.2%	6.0%	2.6%

Adjusted income from operations	14.2%	14.5%	12.9%	12.6%
Adjusted net income	7.5%	7.7%	6.1%	5.7%

Hanger Orthopedic Group, Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Cash Flow Data:
Cash flow provided by operations	$24,654	$16,814	$61,804	$54,200
Capital expenditures	$6,370	$10,850	$28,124	$30,593
Increase/(decrease) in cash and cash equivalents	$11,459	$(59,301)	$6,588	$(48,250)

	December 31, 2011	December 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$42,896	$36,308
Days Sales Outstanding (DSO’s)	54	52
Working Capital	$241,729	$185,799
Total Debt	$508,033	$508,684
Shareholders’ Equity	$429,664	$364,427

	Three Months Ended		Twelve Months Ended
	December 31,		December, 31
	2011	2010	2011	2010
Revenue Mix:
Patient-care services	83.6%	87.0%	82.1%	87.5%
Distribution	10.1%	10.6%	10.9%	11.7%
Therapeutic solutions	6.3%	2.4%	7.0%	0.8%

Patient Care Payor Mix:
Commercial and other	60.9%	60.7%	60.0%	59.6%
Medicare	27.6%	27.5%	28.1%	28.5%
Medicaid	5.8%	6.3%	6.4%	6.4%
VA	5.7%	5.5%	5.5%	5.5%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.